JOHN HANCOCK EQUITY TRUST
                             101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, LLC
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock Special Equities Fund now known as John Hancock Equity Trust (the "Trust") and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock Technology Leaders Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, LLC             JOHN HANCOCK EQUITY TRUST on behalf of
                                    John Hancock Technology Leaders Fund



By: /s/James A. Shepherdson         By: /s/Alfred P. Ouellette
    -----------------------             ----------------------
    James A. Shepherdson                Alfred P. Ouellette
    President and                       Senior Attorney and Assistant Secretary
    Chief Executive Officer

Dated:  June 17, 2005